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                                                                   Exhibit 10.10

                                 KOZMO.COM, INC.
                           80 Broad Street, 18th Floor
                               New York, NY 10004

                                                     February 2, 1999

William S. Herald
1320 West Wesley Road
Atlanta, GA 30327

Dear William:

            On behalf of Kozmo.com, Inc. (the "Company"), I am pleased to invite you to join the Company as SVP and Chief Technology Officer ("CTO"). In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company; but you may devote reasonable time to charitable and community activities and manage personal business interests and investments, so long as such activities do not materially interfere with the performance of your responsibilities to the Company. The effective date of your employment will be February 14, 2000.

            The terms of this offer of employment are as follows:

1. Compensation. The Company will pay you an annual salary of $300,000 for the first full year you are employed by the Company. The Board of Directors of the Company will review your salary annually and may, in its discretion, increase your salary from year to year. You will receive payment on a bi-weekly basis in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Bonuses in the form of cash, pay raises and options will be awarded every February.

2. Benefits. You will be entitled during the term of your employment to the Company's standard benefits covering employees, as such may be in effect from time to time. Benefits include family heath and dental insurance, 401K plan and standard annual 4-week vacations. The company will reimburse you for other reasonable insurance premiums, including life and disability, requested from time to time.

3. Stock Option. The Company will grant to you ten-year options to purchase 1,000,000 shares of the Company's Common Stock pursuant to the Company's 2000 Stock Option Plan (the "Plan") which has been approved by the Board. The exercise price of your options will be $4.41 per share. The options will vest over five years with 20% of the options vesting upon the one-year anniversary of the effective date of your employment, 20% after the 2nd anniversary and 16,666.67 options vesting at the end of each full month thereafter until all options are vested, subject to the provisions of the Plan and your continued employment with the Company. In the event of an initial public offering, 100,000 of your options will automatically vest with the remaining 900,000 options following the normal 5-year vesting schedule. In the event of a Change in Control (as defined in the Plan), your Options will automatically vest 100%, not withstanding Section 18 of the Plan.

4. Travel/Moving. The Company will provide corporate housing for you in Manhattan paying for all rental fees as well as necessary furniture costs. All reasonable travel expenses

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from Manhattan to Atlanta for you and your family will also be reimbursed by the
Company. (reasonable includes weekend commutes) If you wish to relocate your family closer to Manhattan, the Company will also reimburse you for all travel and moving expenses.

5. Termination.

(a) The Company will terminate your employment at anytime with or without Cause. "Cause" means (i) your willful neglect of your duties hereunder, or
      (ii) your malfeasance in respect of the Company, its properties, assets, business or employees; provided that you have been given notice in writing of such alleged action or inaction constituting Cause and shall have failed to cure the same to the reasonable satisfaction of the Board within 30 days of your receipt of such notice.

(b) You may terminate your employment at anytime with or without Good Reason. "Good Reason" means any of the following actions by the Company without your consent: (i) a material diminution in your position, authority, duties or responsibilities, (ii) a reduction in your salary or benefits, or (iii) a breach of this agreement by the Company; provided that you shall have given the Company notice in writing of such alleged action or inaction constituting Good Reason and the Company shall have failed to cure the same to your reasonable satisfaction within 30 days of its receipt of such notice.

(c) Your employment will terminate automatically upon your death or Disability. "Disability" means your inability, as determined by the Board, to substantially perform the essential functions of your regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably expected to last) for a period of six consecutive months. At your request or the request of your personal representative, the Board's determination of your Disability will be certified by a physician mutually agreed upon by you, or your personal representative, and the Company. Failing such certification, if so requested, your termination will be deemed to be termination without Cause.

6. Termination Benefits.

(a) In the event of your termination by the Company without Cause or termination by you for Good Reason, you will be entitled to receive your salary through the date of termination ("Accrued Obligations"), any benefits that you are entitled to receive under any Company plan, policy, practice or agreement ("Vested Benefits"), plus a lump sum severance payment equal to one-half times the sum of (i) your annual salary as in effect on the date of termination or, if greater, the date immediately before the event giving rise to Good Reason, plus (ii) your annual bonus for the last completed fiscal year (or, if termination occurs in 2000, your target annual bonus for 2000.)

(b) Notwithstanding the above, in the event of your termination for any reason resulting from or in connection with a Change in Control (as defined in the Company's 2000 Incentive Stock Plan), you will be entitled to receive your Accrued Obligations and Vested Benefits, plus a lump sum severance payment equal to one times the sum of (i) your annual salary as in effect on the date immediately before the Change of Control, plus (ii) your annual bonus for last completed fiscal year (or, if the Change in Control occurs in 2000, your target annual bonus for 2000).

(c) In the event of your death or permanent disability, you will be entitled to your Accrued Obligations and Vested Benefits, including any such Vested Benefits relating to death or disability.

7. Excise Tax Gross-Up. If it is determined that any payment or distribution by the Company to or for your benefit, whether pursuant to this agreement or otherwise (a "Payment")


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would be subject to the excise tax imposed by Section 4999 of the Internal
Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (collectively, the "Excise Tax"), then you will be entitled to receive an additional payment from the Company (a "Gross-Up Payment") in the amount such that after your payment of all taxes, interest and penalties, including any income taxes, interest and penalties and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed by the Payments.

8. Cost of Enforcement. You will be entitled to be paid any and all reasonable costs and expenses incurred by you in any action taken in good faith relating to the enforcement of this agreement.

9. Employee Confidential Information and Ownership Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Employee Confidential Information and Ownership Agreement which will be provided to you at a later date.

10. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

11. General. This offer letter, the Employee Confidential Information and Ownership Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement and its enforcement will be governed by the laws of the State of New York.

            We are extremely excited and look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me. If you have any questions or comments about the offer terms, feel free to call me anytime at (646) 458-5055.


                                     Sincerely,

                                     KOZMO.COM, INC.

                                     By: /s/ Yong Kang
                                        -------------------------

                                     Name:  Yong Kang

                                     Title:  President

ACCEPTED:

/s/ William S. Herald
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William S. Herald


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